UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2011
STREAMLINE HEALTH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28132	No. 31-1455414

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Alliance Road, Suite 200, Cincinnati, Ohio	45242-4716

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 794-7100
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 31, 2011, Streamline Health Solutions, Inc. (“Streamline” or the “Company”) announced that Robert E. Watson, 53, has been appointed President and Chief Executive Officer, and elected as a director, of the Company, effective February 1, 2011. Mr. Watson has been involved in the healthcare information technology industry for more than 25 years. Since December 2, 2010, Mr. Watson served as a Strategic Advisor to BC Ziegler and Co., an investment bank. Between May 2007 and August 2010, Mr. Watson served as President and Chief Executive Officer of DocuSys, Inc., a leading provider of anesthesia information systems. Prior to that time, from December 2006 until May 2007, Mr. Watson was Executive Vice President of Business Development of Concuity, Inc., a healthcare division of software development company Trintech, Inc. From September 2001 until December 2006, Mr. Watson served as President and Chief Executive Officer at Concuity Inc., a healthcare technology company that was acquired by Trintech, Inc. in December 2006.
In connection with Mr. Watson’s appointment as President and Chief Executive Officer, Streamline and Mr. Watson entered into a two-year Employment Agreement dated January 31, 2011. Pursuant to this agreement, Mr. Watson will receive a sign-on bonus of $65,000, an annual salary of $250,000, the opportunity to purchase 50,000 newly issued shares of common stock of the Company for $500 (i.e., their par value) and will be eligible for a 2011 initial target bonus payment of $150,000. Pursuant to the agreement, Mr. Watson also received two stock option grants on January 31, 2011. The first grant was for 250,000 shares of common stock of the Company, with an exercise price of $2.00 per share. This option will vest in thirty-six monthly installments during the first three years of Mr. Watson’s employment. The Company also granted Mr. Watson 150,000 shares of Streamline common stock, with an exercise price of $3.00 per share. This option will vest in five equal annual installments on each of the first five anniversaries of the date of the grant. The share and option awards described above are inducement grants, pursuant to Nasdaq Marketplace Rule 5635(c)(4). The Employment Agreement also provides for customary restrictive covenants, including covenants prohibiting Mr. Watson from disclosing certain confidential information of the Company, competing with Streamline or soliciting customers or employees of Streamline.
A copy of the Employment Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The summary of the material terms of the Employment Agreement set forth above is qualified in its entirety by reference to such exhibit.
J. Brian Patsy has retired from his positions as President and Chief Executive Officer of the Company at the request of the Company’s Board of Directors and resigned as a director of the Company effective January 31, 2011. In connection with Mr. Patsy’s separation, the Company and Mr. Patsy entered into a Separation Agreement under which Mr. Patsy may serve as a consultant of the Company until April 30, 2011. Mr. Patsy will be compensated at a gross rate of $1,500 for each day that the Company engages Mr. Patsy’s consulting services, up to 5 days per month. The Separation Agreement also provides for customary restrictive covenants, including covenants prohibiting Mr. Patsy from competing with Streamline or soliciting customers or employees of Streamline. Pursuant to the terms of the Separation Agreement, Mr. Patsy will be paid approximately $300,000 in connection with his separation from Streamline. In addition, the agreement provided for the acceleration of the vesting of 25,811 options and restricted stock held by Mr. Patsy.
A copy of the Separation Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The summary of the material terms of the Separation Agreement set forth above is qualified in its entirety by reference to such exhibit.

Item 9.01 — Financial Statements and Exhibits
(d) Exhibits:

Exhibit
No.	Description

10.1	Separation Agreement, dated January 31, 2011, by and between Streamline Health Solutions, Inc., a Delaware corporation and J. Brian Patsy.
10.2	Employment Agreement, dated February 1, 2011, by and between Streamline Health Solutions, Inc., a Delaware corporation and Robert E. Watson.
99.1	Press release dated January 31, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAMLINE HEALTH SOLUTIONS, INC.
Date: February 3, 2011	By:	/s/ Donald E. Vick, Jr.,
Interim CFO

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Separation Agreement, dated January 31, 2011, by and between Streamline Health Solutions, Inc., a Delaware corporation and J. Brian Patsy.
10.2	Employment Agreement, dated February 1, 2011, by and between Streamline Health Solutions, Inc., a Delaware corporation and Robert E. Watson.
99.1	Press release dated January 31, 2011.

5